Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 21, 2012 relating to the financial statements and financial highlights of Avenue Income Credit Strategies Fund, which appear in Avenue Income Credit Strategies Fund’s Annual Report for the year ended October 31, 2012, which is incorporated by reference into such Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 12, 2013